EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of February 3, 2006, by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Robert E. Tremain (the “Executive”), and effective as of the Executive’s first day of work for the Company (the “Effective Date”).
W I T N E S S E T H:
     WHEREAS, the Company wishes to employ the Executive as Chief Operating Officer on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Executive is willing to accept such employment on such terms and conditions;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:
1. SCOPE OF EMPLOYMENT
     (a) The Company hereby agrees to employ the Executive upon the terms and conditions herein set forth and to perform such executive duties as may be determined and assigned to him by the Chief Executive Officer (the “CEO”) or the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment, subject to the terms and conditions herein set forth. The Executive shall have the title of Chief Operating Officer. While serving as Chief Operating Officer, the Executive shall have the customary duties and authority of such position. The Executive shall not be employed by any other organization during the term of this Agreement.
     (b) By executing this Agreement, each party represents to the other that it is authorized to enter into this Agreement and that it is not under any legal restriction or other impediment that would prevent it from fully discharging its responsibilities and obligations under this Agreement. Without limiting the representation in the preceding sentence, the Executive acknowledges that the Company contracts with agencies of the federal government and of certain state governments, and the Executive confirms that, to the best of his knowledge, his prior conduct and previous employment will not prevent him from providing the services contemplated by this Agreement or impair the Company’s ability to comply with or enter into such government contracts.
2. TERM
     (a) The term of the Executive’s employment under this Agreement shall be from the Effective Date until February 3, 2008 (the “Term”). The Term shall automatically renew thereafter for successive one-year periods beginning on each February 3 (each renewal period also a “Term” for purposes of this Agreement) unless (i) the Company provides written notice of non-renewal to the Executive at least twelve (12) months before the next renewal date, or (ii) the Executive provides written notice of non-renewal to the Company at least ninety (90) days before the next renewal date.

     (b) The Agreement may be terminated before the end of the current Term as follows:
     (i) by the Company for Cause (as hereinafter defined);
     (ii) by the Company without Cause. For purposes hereof, the Executive shall be deemed terminated by the Company without Cause if he terminates employment for Good Reason (as hereinafter defined);
     (iii) in the event of the Company’s dissolution or liquidation;
     (iv) by the Executive for any reason;
     (v) in the event of the death of the Executive; or
     (vi) in the event of the Disability of the Executive (as hereinafter defined).
     (c) For purposes hereof, “Cause” shall mean, and shall be limited to, any of the following that is reasonably determined by the Board to be materially detrimental to the business or reputation of the Company, and that occurs or comes to light after the Effective Date: (i) the Executive’s willful commission of acts of dishonesty in connection with his position; (ii) the Executive’s willful failure or refusal to perform the essential duties of his position or to adhere to any written Company policy approved by the Board of Directors; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) a misdemeanor involving fraud, dishonesty, embezzlement, or theft; or (iv) the Executive’s breach of the representation in Section 1(b) or of any of the provisions contained in Section 6 of the Agreement. The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for termination. If, with the agreement of the Board or the CEO (which shall not be unreasonably withheld), the Executive cures an event described in clause (ii) or (iv) within thirty (30) days after receiving such notice, there shall be no termination for Cause.
     (d) For purposes hereof, the term “Good Reason” shall mean any one or more of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:
     (i) the assignment to the Executive by the Board of Directors or other officers or representatives of the Company of duties materially inconsistent with the duties associated with the position described in Section 1(a);
     (ii) a material change in the nature or scope of the Executive’s authority from those applicable to him as Chief Operating Officer;
     (iii) material acts or conduct on the part of the Company or its officers and representatives which have as their purpose forcing the resignation of the Executive or preventing him from performing his duties and responsibilities pursuant to this Agreement;

     (iv) a material breach by the Company of any material provision of this Agreement (including, but not limited to, failure of the Company to pay any amount, or to provide any benefit, pursuant to the provision of Articles 3 and 4 hereof);
     (v) the Executive’s involuntary termination without Cause or voluntary termination for any reason on or after a Change in Control.
     The Executive shall provide the Company with written notice describing any event or condition that gives the Executive Good Reason for termination. If the Company cures the same within thirty (30) days after receiving such notice, there shall be no termination for Good Reason.
     (e) For purposes hereof, the term “Disability” shall mean the inability of the Executive, due to illness, accident, or any other physical or mental incapacity, to perform his duties in a normal manner for (i) a period of four (4) consecutive months or (ii) six (6) months (with each month being composed of 31 consecutive days) during any twelve (12) consecutive month period. The Disability of the Executive shall be determined by a medical doctor approved by the Company. The Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Executive hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.
     (f) In the event of a termination of the Agreement for a reason other than death or Disability, the Executive agrees to cooperate with the Company in order to ensure an orderly transfer of the Executive’s duties and responsibilities.
3. COMPENSATION
     (a) Hiring Benefits. The Company agrees to provide the Executive the following payments and awards in connection with commencement of his employment with the Company under this Agreement:
     (i) upon the Effective Date of this Agreement, a $100,000 signing bonus;
     (ii) a temporary housing allowance of up to $5,000 per month for a period of six months following the Effective Date of this Agreement or until such time as the Executive obtains permanent housing, whichever is earlier;
     (iii) reimbursement for reasonable moving expenses, storage costs, house-hunting trips, and similar expenses actually incurred in connection with the relocation of the Executive and his family to Florida;
     (iv) on February 3, 2006, a nonqualified stock option to purchase 200,000 shares of the common stock of the Company, vesting 25% on February 3, 2007, and an additional 12.5% each six months thereafter, provided that the Executive is still employed by the Company on each vesting date; and

     (v) on February 3, 2006, 25,000 shares of the restricted stock of the Company, vesting 25% on February 3, 2007, and an additional 12.5% each six months thereafter, provided that the Executive is still employed by the Company on each vesting date.
     The Company may require the Executive to furnish appropriate documentation for the reimbursement of any temporary housing expense or moving expense in accordance with the Company’s practices and procedures.
     (b) Annual Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a base salary of $400,000 per annum (the “Annual Salary”). The Annual Salary shall be payable in equal periodic installments, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Annual Salary on or around January 1st of each calendar year (or such other time as the Company and the Executive mutually agree), for adjustment based on the Executive’s performance; provided, however, that (i) failure on the part of the Company to make such annual review shall not constitute breach of this Agreement, and (ii) no such adjustment shall be effective to reduce the Annual Salary below $400,000 per annum. For all purposes under this Agreement, the term “Annual Salary” shall refer to the Executive’s base salary as in effect from time to time.
     (c) Annual Bonus. In addition to the Executive’s salary, the Executive shall be eligible to receive an annual bonus if performance goals established by the Company are satisfied. The Executive’s target bonus shall be between 50% and 75% of the Executive’s Annual Salary; but any bonus actually paid to the Executive shall depend on the level of achievement of the performance goals. If the Company has established an annual incentive compensation plan for its senior management, the Executive’s annual bonus opportunity may be provided under the terms of the annual incentive compensation plan. Any bonus program in which the Executive participates may be established and administered on behalf of the Company by the independent directors who are members of the compensation committee of the Board (the “Compensation Committee”).
     (d) Equity Compensation Plan. The Executive shall be considered for annual equity compensation awards as determined by the Compensation Committee or its delegate.
4. FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.
     (a) The Executive shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies for executive employees.
     (b) The Executive and/or his family shall be entitled to medical insurance and the Executive shall be entitled to disability insurance from the Company in accordance with the Company’s policies. Such coverage shall be paid for by the Company.
     (c) The Company agrees to pay up to $10,000 per year toward premiums or to reimburse the Executive for premiums for life or disability insurance, as directed by the Executive.

     (d) Except as provided in Section 14, the Company agrees to pay, or promptly reimburse the Executive for, any reasonable and necessary expense incurred by the Executive in performing his duties for the Company during the Term of this Agreement; provided, however, that the Executive furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.
     (e) The Executive shall be entitled to participate in such retirement plans, if any, both defined contribution and defined benefit, qualified and non-qualified, as are then currently available to the Company’s executive employees at the same location.
5. TERMINATION BENEFITS
     In addition to the benefits described under the Agreement that survive the termination of the Agreement, the following benefits will be paid on account of the termination of the Agreement for the following reasons:
     (a) Upon termination of the Executive’s employment with the Company for Cause pursuant to Section 2(b)(i); by the Executive for other than Good Reason; upon the Executive’s death; or by either party through non-renewal at the end of the current Term, the Company shall pay to the Executive or his beneficiaries, as the case may be, immediately after the date of termination, an amount equal to the sum of the Executive’s accrued base salary and any bonus that has been awarded and approved for payment to the Executive, but only to the extent that such base salary and bonus (i) have been fully earned but not yet paid, and (ii) are not subject to a deferral election or deferral requirement that has become irrevocable (the “Accrued Compensation”);
     (b) Upon termination of the Executive’s employment with the Company before the end of the current Term (x) by the Company without Cause or (y) by the Executive for Good Reason or Disability, the Executive shall be entitled to his Accrued Compensation as provided in Section 5(a). In exchange for execution of a general release agreement in a form acceptable to the Company, the Executive shall also be entitled to the following benefits:
     (i) the Company shall make severance payments equal to twelve months’ Annual Salary, as follows:
(A)	on the first regular pay date following the six-month anniversary of the date of termination, the Company shall provide to the Executive a lump-sum payment in an amount equal to six months’ Annual Salary; and

(B)	in accordance with the Company’s standard payroll practices, the Company shall provide the Executive with continuation of his Annual Salary for six months, starting on the first regular pay date following the six-month anniversary of the date of termination;

     (ii) the Company shall continue the medical coverage of the Executive and his family described in Section 4(b), above, at the expense of the Company, during the period that the Executive and his family are eligible to receive coverage under COBRA; provided, however, that such Company-paid medical coverage shall immediately terminate if the Executive becomes covered (either before or after the date of the Executive’s termination from the Company) by another employer group health plan or by Medicare. When the Company-paid medical coverage described in the preceding sentence terminates, the Executive and any qualified beneficiary may continue group health coverage for the remainder, if any, of the period during which the Executive or the Executive’s beneficiaries are eligible to receive coverage under COBRA, provided that the Executive or qualified beneficiary pays the applicable COBRA premium for such coverage; and
     (iii) the Company shall fully vest any outstanding stock options or restricted stock previously granted to the Executive.
     (c) If the Executive is still employed by the Company upon a Change in Control, at the time of the Change in Control, the Company shall fully vest any outstanding stock options or restricted stock previously granted to the Executive, regardless of whether the Executive’s employment with the Company terminates after the Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following events:
     (i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than RGGPLS, a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary of the Company, becomes, after August 30, 2004, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 75% or more of the common stock of the Company;
     (ii) approval by a majority of the stockholders of the Company of either of the following and consummation of same:
(A)	a merger, reorganization, consolidation, business combination or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(B)	a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.
     (iii) Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.
     (d) The Company’s obligations under this Section 5 shall survive termination of this Agreement.
6. NONDISCLOSURE, INTELLECTUAL PROPERTY PROTECTION, NON-SOLICITATION AND NON-COMPETE OBLIGATION
     (a) Definitions of Protectible Information
     (i) “Intellectual Property” means all rights, title, and interests of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including without limitation any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations, properties, and any documentation or other memorialization containing or relating to the foregoing, in each case discovered, invented, created, written, developed, taped, filmed, furnished, produced, or disclosed by or to the Executive in the course of rendering services to the Company shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and the Executive and his successors and assigns shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. The Company shall have all rights, title and interest in such Intellectual Property, whether such Intellectual Property is conceived by the Executive alone or with others and whether conceived during regular working hours or other hours.
     (ii) “Confidential Information” means any and all knowledge and information relating to the business and affairs of the Company, its products, processes and/or services and its customers, prospects, suppliers, creditors, shareholders, contractors, agents, consultants and employees (“Related Persons”), that is or is intended by any of them to be of a confidential nature, including, but not limited to, any and all knowledge and information relating to products, research, development, inventions, manufacture, purchasing, accounting, finances, costs, profit margins, marketing, merchandising, selling, customer lists, customer requirements, salary and personnel, pricing, pricing methods, computer programs and software, databases and data processing and any and all other such knowledge, information and materials conceived, designed, created, used or developed by or relating to the Company or any Related Person. However, Confidential Information does not include any information that may be in the public domain or come into the public domain not as a result of a breach by the Executive of any of the terms or provisions of this Agreement.
     (b) Executive Acknowledgements.
     (i) The Executive acknowledges that: (a) during the Term and as a part of the Executive’s employment, the Executive shall be afforded access to Confidential Information and Intellectual Property (as defined herein); (b) public disclosure or utilization of such Confidential Information or Intellectual Property could have an adverse effect on the Company and its business; and (c) the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information or Intellectual Property.
     (ii) The Executive acknowledges that: (a) the Company’s business is national in scope and its products are marketed throughout the United States; (b) the Company competes with other businesses that are or could be located in any part of the United States; (c) the Company provides resources and training to the Executive on its products and processes that is available only to employees and cannot be acquired outside of the Company; and (d) the non-compete and non-solicitation provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Intellectual Property and Confidential Information.
     (c) Obligations Regarding Intellectual Property.
     (i) The Executive acknowledges and agrees that all copyrightable works included in the definition of Intellectual Property shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company is to be the “author” within the meaning of the Act. The Executive acknowledges and agrees that all Intellectual Property is the sole and exclusive property of the Company. In the event that title to any or all of the Company’s Intellectual Property does not or may not, by operation of law, vest in Company, the Executive hereby assigns to Company, all of the Executive’s rights, title and interests in all Intellecutal Property and all copies relating to such Intellectual Property, in whatever medium fixed or embodied, and in all writings relating thereto in the Executive’s possession or control. The Executive expressly waives any rights in any Intellectual Property or any such work made for hire.
     (ii) The Executive agrees not to file any patent, copyright or trademark applications relating to any Intellecutal Property. The Executive agrees to assist the Company whether before or after the termination of employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the

Company’s rights in its Intellecutal Property by performing promptly all acts and executing all documents deemed necessary or convenient by the Company.
     (iii) If the Company is unable, after duly reasonable effort, to secure the Executive’s signature on any such documents, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Executive.
     (d) Obligations Regarding Confidential Information.
     (i) During the Term and thereafter, the Executive agrees that he will not: (a) use or permit the use of any Confidential Information, however acquired, except as necessary within the scope of employment with the Company to perform his duties; (b) duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information, except as necessary in connection with the Executive’s employment with the Company; or (c) disclose or permit the disclosure of any Confidential Information to any person outside the Company, without the prior written consent of the President or CEO of the Company.
     (ii) The Executive acknowledges that the Company owns all rights, title and interest in and to the Confidential Information. The Executive acquires hereunder no rights, title or interest in any Confidential Information.
     (iii) The Executive agrees that he shall not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of his duties at home or while traveling, or except as otherwise specifically authorized by the Company), any Confidential Information or Company property (e.g., computers, cell phones, memoranda, office supplies, software, etc). Upon termination of this Agreement by either party, or upon the request of the Company during the Term, the Executive shall return to the Company all of the Confidential Information and Company property in his possession or subject to his control, and the Executive shall not retain any copies of such items. Upon request, the Executive will execute a sworn statement attesting that he has complied with all of the terms of this provision.
     (e) No Outstanding Obligations. The Executive hereby represents and warrants that: (a) the Executive’s performance of the terms of this Agreement and as an employee of the Company will not breach any confidentiality or other agreement that the Executive entered into with former employers or other entities, and (b) the Executive is not bound by any agreement, either oral or written, that conflicts with this Agreement.
     (f) Covenant Not to Compete. The Executive hereby agrees that, during the Term of this Agreement and for a period of one (1) year following the termination of his employment with the Company (the “Post-Employment Restricted Period”), the Executive shall not engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, lend his name to, lend his credit to or render services or advice to any business that competes with the business then being conducted by the Company or that had been conducted by the Company within the prior twelve (12) months, provided, however, that the Executive may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.
     (g) Non-Solicitation. The Executive agrees that, during the Term and for the Post-Employment Restricted Period, he shall not, directly or indirectly, solicit business of the same or similar type being carried on by the Company during his employment with the Company from any person or entity that was a customer of the Company during his employment with the Company, where the Executive either had personal contact with such person or entity during and by reason of the Executive’s employment with the Company or supervised the individual(s) who had responsibility for maintaining the customer’s relationship with Company.
     (h) No Raiding. The Executive agrees that, during the Term and for the Post-Employment Restricted Period, he shall not, directly or indirectly, solicit, recruit, employ or otherwise engage as an employee, independent contractor or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor or adviser, any person who is or was an employee or independent contractor of the Company at any time during the Executive’s last twenty-four (24) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was an employee or independent contractor of the Company during the Executive’s last twenty-four (24) months of employment with the Company to terminate that person’s relationship with the Company.
     (i) Non-Disparagement. The Executive hereby agrees that he will not directly or indirectly disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any other employee, officer, director or agent of the Company. Notwithstanding the foregoing, the Executive is not hereby barred or restricted from exercising any right of speech or expression protected by applicable federal, state or local law from restriction by the Company.
     (j) Employment Relationship. Nothing in this Agreement shall be construed to prevent the Executive from seeking or holding employment or a consulting relationship after his term of employment, with any person, firm, corporation, or other entity, which is not in competition with the business of the Company as defined in this Section 6 of the Agreement.
7. ENFORCEMENT AND REMEDIES
     (a) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
     (b) Remedies; Survival. The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by the Executive of any provision of Section 6, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 6, or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Section 6 shall survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.
     (c) Arbitration. The parties agree that any claim, controversy, or dispute between Executive and the Company (including without limitation Company’s affiliates, officers, employees, representatives, or agents) arising out of or relating to this Agreement, other than a dispute concerning the breach or threatened breach of Section 6 of this Agreement, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Executive, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render their decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by Executive, including without limitation any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations pertaining to Executive’s employment or the termination of Executive’s employment.

8. WITHHOLDING
     The Company shall withhold such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.
9. ENTIRE AGREEMENT
     This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. All previous oral or written agreements between the parties hereto shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.
10. SUCCESSORS AND ASSIGNS
     This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may Executive assign any duties or obligations under this Agreement. It is expressly agreed for purposes of this Agreement that the spouse and children of Executive shall be third-party beneficiaries of Executive under this Agreement and shall be entitled to enforce the rights of Executive hereunder in the event of Executive’s death or Disability.
11. CONTROLLING LAW
     The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.
12. COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
13. HEADINGS
     The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.
14. INDEMNIFICATION
     The Company shall indemnify and hold the Executive harmless from and against all claims, investigations, actions, awards, and judgments, including costs and attorneys’ fees,

incurred by the Executive in connection with acts or decisions made by the Executive in good faith in his capacity as an executive of the Company, so long as the Executive reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal action) the Executive had no reason to believe the Executive’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing the Executive in any audit, inquiry, regulatory review, or similar action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Executive without his prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for the Executive under an insurance policy covering the directors and officers of the Company against claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify the Executive as set forth in this Section 14 shall not be affected by the Company’s ability or inability to obtain insurance coverage.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

WITNESS:	NATIONSHEALTH INC.
/s/	By: /s/ Glenn M. Parker Name: Glenn M. Parker, M.D. Title: Chief Executive Officer
WITNESS:
/s/ Joan C. Tremain	By: /s/ Robert E. Tremain Name: Robert E. Tremain